UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2012

ONYX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-28298	94-3154463
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

249 East Grand Avenue

South San Francisco California, 94080

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 266-0000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
SIGNATURES

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Planned Retirement of Executive Vice President, R&D and Technical Operations

On February 14, 2012, Ted W. Love, M.D., Executive Vice President, R&D and Technical Operations, informed Onyx Pharmaceuticals, Inc., or Onyx, of his intention to retire, effective August 1, 2012. Pursuant to a Transition and Retirement Agreement entered into between Dr. Love and Onyx dated February 14, 2012, Dr. Love will serve as a consultant to Onyx following his retirement through December 31, 2012.

Pursuant to the foregoing agreement, Dr. Love will receive the following compensation and benefits: (1) a lump sum severance payment equal to up to twelve months’ final base salary, which amount will be pro rated based on Dr. Love’s achievement of certain agreed-upon transition deliverables during the transition period leading up to his retirement; (2) an hourly consulting fee for services rendered during the five month consulting period following his retirement date; (3) continued vesting of his outstanding equity awards during the consulting period; (4) extension of the exercise period of his outstanding stock options until as late as six months following the end of the consulting period; (5) up to twelve months of health benefits continuation at Onyx’s expense; and (6) reimbursement of certain expenses. In exchange for the foregoing compensation and benefits, Dr. Love will provide general releases of claims.

The foregoing provides only a brief description of the terms and conditions of the Transition and Retirement Agreement with Dr. Love, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such agreement, a copy of which will be filed as an exhibit to Onyx’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2012	ONYX PHARMACEUTICALS, INC.

	By:	/s/ Matthew K. Fust
Matthew K. Fust
Executive Vice President and Chief Financial Officer